EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN SCIENCE AND ENGINEERING, INC.
REPORTS REVENUE AND INCOME FOR FOURTH QUARTER AND
FISCAL YEAR 2007

AS&E’s Board of Directors Approves Stock Repurchase Program and Quarterly Dividend Plan for FY’08

BILLERICA, Mass. — May 21, 2007 — American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), today reported its financial results for the fourth quarter and fiscal year ended March 31, 2007. The Company reported revenues of $45,919,000, net income of $5,790,000, and net income per share of $0.60 for the fourth quarter fiscal year 2007.  This represents a 13% increase in revenues and a $0.09 increase in net income per share when compared to the fourth quarter of the prior fiscal year.

The current quarter earnings per share were impacted by the recording of stock compensation expense which resulted in a charge of $2,125,000 after income taxes, or $0.23 per share in the fourth quarter fiscal year 2007.

The Company reported $189,980,000 in bookings for fiscal year 2007 versus $160,346,000 in the prior fiscal year.  Backlog for fiscal year 2007 increased 53% to $105,634,000 as compared to the prior fiscal year.

For fiscal year 2007, the Company reported revenues of $153,186,000, net income of $24,610,000, and net income per share of $2.38.  This represents a 6% decrease in revenues and a $0.89 decrease in net income per share when compared to the prior fiscal year.

The fiscal year 2007 earnings per share were impacted by the recording of stock compensation expense which resulted in a charge of $7,454,000 after income taxes, or $0.80 per share in the fiscal year 2007.

“AS&E has successfully completed year-three of our turnaround plan with solid results,” said Anthony Fabiano, AS&E’s President and CEO. “Fiscal year 2007 was extremely productive and we continue to strengthen our foundation, expand our product offerings, and make significant in-roads with strategic customers. We have made substantial progress in expanding domestic and international markets and sales channels — international orders and revenue continue to increase across all product lines, and we expect this trend to continue into fiscal year 2008.”

Fabiano continued, “Overall bookings were boosted by the continued diversification of our customer base and orders from an increased product mix including the high-throughput Z Portal™ cargo screening system, the OmniView Gantry™ system, and the Gemini™ baggage inspection system. With these key products, we are winning competitive bids and gaining market share while we are achieving goals in strategic growth areas with multiple bookings to important clients, including NATO and DoD. Based on the continued success of our Z® Backscatter™ Systems, multiple customer-driven product offshoots are in the works utilizing our proprietary Z Backscatter technology on multiple platforms for Homeland Security and DoD.  With our increased sales penetration initiative, substantial growth in product offerings, and increased customer awareness about AS&E’s competitive advantages in the marketplace, we are confident and excited about the opportunities that lie ahead in fiscal year 2008.”

At a recent meeting of the Board of Directors, a Stock Repurchase Program was approved which authorizes the Company to repurchase up to $35 million of shares of its common stock from time to time on the open market.  Repurchases under this program will be made from the Company’s existing cash balances and the shares will be returned to the status of authorized but unissued shares of common stock.

“We believe our stock is a solid investment. This program is a reflection of our confidence in the future value of the stock, as well as the Company’s ability to continue to generate cash flows — both which will meet the requirements of our growth plans,” said Anthony Fabiano, President and CEO of AS&E.

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In addition to the above Repurchase Plan, the Board of Directors also approved a stock dividend plan for fiscal year 2008 which will begin with the first quarter of fiscal year 2008 (June 2007 quarter).  The specifics will be announced with the earnings release for the first quarter fiscal year 2008 (June 2007 quarter).

“We are pleased to announce, for the first time in the Company’s history, that we will be declaring a quarterly dividend on our common stock.  It is very exciting to achieve performance levels that enable us to reward our shareholders while continuing to support our existing and future programs,” said Anthony Fabiano, President and CEO of AS&E.

As previously announced, Anthony Fabiano, President and CEO, and Ken Galaznik, CFO and Treasurer, will host the quarterly conference call today at 4:30 p.m. ET to discuss the results and respond to questions. Please dial
1-800-291-9234 at least 10 minutes prior to starting time. For international participants, dial 1-617-614-3923. Please tell the Operator the confirmation code: 63964324. You will be placed on hold until the conference call is ready to begin.

An audio replay of the teleconference will be available, in its entirety, starting Monday, May 21, 2007 at 6:30 p.m. ET for a 48-hour period by dialing 888-286-8010. Internationally, please dial 1-617-801-6888. The conference identification number is 65843069. The replay will also be available at www.as-e.com in the Investor Information section following the conference.

About AS&E

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With over 45 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), Royal Thai Police, HM Revenue & Customs (U.K.) and Hong Kong Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc
978-440-8392	978-262-8713
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement

The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products and other factors which may cause delays in production and delivery schedules; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; failure of any of our products to meet performance requirements or to continue to operate reliably because of unexpected design flaws or manufacturing defects, global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

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AMERICAN SCIENCE AND ENGINEERING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended		Fiscal Year Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
Total net sales and contract revenues	$45,919	$40,761	$153,186	$163,604

Total cost of sales and contracts	28,344	21,305	86,647	85,406
Gross profit	17,575	19,456	66,539	78,198

Expenses:
Selling, general and administrative	7,571	6,259	27,136	19,642
Research and development	1,964	2,508	7,184	9,601
Gain on sale of assets	0	(336)	0	(336)
Total expenses	9,535	8,431	34,320	28,907

Operating income	8,040	11,025	32,219	49,291

Other income (expense):
Interest and other, net	1,779	957	5,527	2,572
Change in warrant valuation	155	(3,985)	2,270	(6,094)
Total other income (expense)	1,934	(3,028)	7,797	(3,522)

Income before provision for income taxes	9,974	7,997	40,016	45,769
Provision for income taxes	4,184	3,272	15,406	15,983

Net income	$5,790	$4,725	$24,610	$29,786

Income per share - Basic	$0.63	$0.54	$2.70	$3.48
Income per share - Diluted	$0.60	$0.51	$2.38	$3.27

Weighted average shares - Basic	9,136	8,770	9,117	8,555
Weighted average shares - Diluted	9,380	9,337	9,368	9,113

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

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AMERICAN SCIENCE AND ENGINEERING, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	March 31, 2007	March 31, 2006

Assets
Current assets:
Cash and investments	$138,537	$93,870
Accounts receivable, net	23,366	25,868
Inventories	20,140	16,886
Other current assets	15,658	17,300
Total current assets	197,701	153,924

Non-current assets:
Building, equipment and leasehold improvements, net	23,054	18,717
Other assets	970	748
Total assets	$221,725	$173,389

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$8,117	$6,659
Customer deposits	11,554	6,103
Other current liabilities	19,746	16,131
Total current liabilities	39,417	28,893

Non-current liabilities:
Lease financing liability	10,379	9,630
Warrant liability	0	4,038
Other non-current liabilities	4,231	630
Total liabilities	54,027	43,191

Total stockholders’ equity	167,698	130,198
Total liabilities and stockholders’ equity	$221,725	$173,389